Exhibit 99.1
Utah Medical Products, Inc. Reports Financial Performance for Fourth Quarter and Year 2009

Salt Lake City, Utah - In the fourth calendar quarter (4Q) 2009 and year of 2009, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Sales:	( 2%)	( 7%)
Gross Profit:	+1%	( 8%)
Operating Income:	+8%	( 9%)
Net Income:	( 2%)	(13%)
Earnings Per Share:	+1%	( 7%)

Profitability measures compared to the same time periods in the prior calendar year were as follows:
	4Q09	4Q08	2009	2008
Gross Profit Margin (GPM):	53.2%	51.7%	53.2%	54.1%
Operating Profit Margin (OPM):	36.6%	33.5%	36.4%	37.4%
Net Profit Margin (NPM):	23.8%	23.9%	24.1%	25.9%

According to CEO Kevin Cornwell,

“Despite the 7% decline in sales and eps in 2009, UTMD’s profitability demonstrated continued excellent overall performance. In the 4Q 2009, we experienced some improvement after a year of declines, e.g. the first order for custom blood pressure monitoring kits from our largest international customer in 2008.  The $1,588 (in thousands throughout this report unless indicated otherwise) decline in 2009 shipments to this customer represented 85% of UTMD’s total sales decline for the year compared with 2008.

In order to ensure profitability, a number of actions were taken later in the year, including overhead reductions in the U.S., plans for consolidation of Oregon operations into Utah in early 2010, expansion of the U.S. sales force through third party representatives, distribution relationships with other medical device manufacturers and investment in equipment and new technology.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published before March 16 to obtain more details regarding 2009 performance and projections for 2010. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Compared to 4Q 2008, total 4Q 2009 domestic sales were slightly higher by $20, and total international sales were $124 lower, or down about 6%.  Domestic sales include domestic direct sales (sales to U.S. end users) and domestic OEM sales (sales to other companies where products are components of their finished product offerings).  For 4Q 2009 compared to 4Q 2008, domestic direct sales were essentially the same and OEM sales were up 2%.  For the year of 2009, total domestic sales were down $488, or about 2.6%.  Domestic direct sales were down 3% from reduced prices and group purchasing organization restrictions of clinician choice in U.S. hospitals. OEM sales were down 2% because sales of molded parts to non-medical device firms by UTMD’s Oregon facility were down 18%. OEM sales from UTMD’s Utah facility were up 4%.

Sales to UTMD’s largest 2008 international customer were $300 lower in 4Q 2009 than in 4Q 2008, more than twice the total international sales decline.  Due to resumption of orders in 4Q 2009, UTMD expects sales of custom kits to that customer will be higher by several hundred thousand dollars in 2010, but still not reach the sales level achieved in prior years. Total international sales were down $1,377 in 2009 compared to 2008, or about 16%. Omitting its largest customer in 2008 from the international sales, UTMD’s 2009 total international sales were up $211, or about 3%.

Gross Profit.
After noting that declining utilization rates of specialty medical devices in U.S. hospitals may be a more permanent phenomenon for the foreseeable future, UTMD did reduce its manufacturing workforce in Utah in 2H 2009 by about 6%. 2009 trade shipments from UTMD’s Utah facility were down 4% in 2009. That decline excludes intercompany sales of components to UTMD Ltd. in Ireland for finished devices for international customers. After severance benefits, the financial benefit of the Utah reduction began to be realized in GPM in late 4Q 2009.  Near the end of 2009, UTMD also reduced its Ireland workforce by about 16%. Trade shipments in EUROs from UTMD Ltd in Ireland were down 16% in 2009, primarily because the custom kits for UTMD’s largest international customer in 2008 had been manufactured and shipped by the UTMD Ltd. subsidiary. Although the Company is expecting increased Ireland sales in 2010 relative to 2009, the Ireland subsidiary accumulated a substantial stock of WIP/FG inventory in 2009 keeping its excess people busy. Looking forward, UTMD will consolidate its Oregon injection molding operations into its Utah molding operations during 1H 2010. The financial benefit of this substantial reduction in duplicate U.S. manufacturing overhead expenses will begin to be felt in 2H 2010 GPM. UTMD also increased its capital spending for manufacturing tooling and equipment in 2009 by about $200 relative to 2008, which will help lower manufacturing costs in 2010.

Operating Profit.
UTMD tightly managed its operating expenses in 2009 to less than 17% of sales, primarily by reducing lower productivity selling resources in S&M expense as well as legal and other professional services in G&A expense. UTMD management does not foresee the need to reduce R&D (research and development), S&M (sales and marketing) or G&A (general and administrative) resources from current levels in 2010 in order to maintain its OPM around 36%.

Net Profit.
The NPM in 2009 was squeezed by $240 lower non-operating income, and a higher income tax provision rate which was more than one and a half percentage points of EBT (earnings before taxes) higher than in 2008.  The lower non-operating income resulted primarily from lower interest rates on UTMD’s excess cash deposits and lack of royalty income, although there were other factors which were explained in more detail earlier in the year. The higher tax provision rate was due primarily to a smaller portion of consolidated taxable income generated in Ireland at lower income tax rates. Due to a slow economic recovery, UTMD expects that its non-operating income may be even lower in 2010, but still targets a NPM of about 24% of sales in 2010.

Earnings Per Share (EPS).
UTMD’s 2009 EPS met the guidance provided shareholders after 2Q 2009, as did sales, gross profits and net profits. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2009 was 241,700 shares at an average exercise price of $23.93/ share, including shares awarded but not vested. This compares to 208,300 unexercised option shares outstanding at the end of 2008. UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 36,700 in 4Q 2009 compared to 20,700 in 4Q 2008, and 22,300 in 2009 compared to 34,800 in 2008.  The number of 2009 year-end outstanding shares were 3,611,700.  UTMD’s dividends paid to shareholders during 2009 were 54% of eps.

As UTMD shareholders are undoubtedly aware, UTMD’s share price substantially rebounded in 2009 from trading levels during 4Q 2008, during which time UTMD repurchased more than 6% of its outstanding shares (254,100 shares) at an average price of $23.15 including commissions and fees.  Except for a very brief period of time in 2Q 2009, during which time UTMD was able to repurchase 5,400 shares at an average cost of $21.58 per share, the Company did not repurchase shares in 2009. However, the Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2009 was $29.32, up 34% from $21.95 at the end of 2008.

Highlights regarding changes in UTMD’s Balance Sheet during 2009 include:
1)  Cash and investments balances increased by $3.2 million after the Company spent $3.3 million making four dividend payments to shareholders, and $0.1 million repurchasing shares in the open market.
2)  The Ireland loan balance declined $0.4 million or 20% in U.S. Dollar terms. The loan obligation is held in EURO currency.  In EURO terms, 22% of the 12-31-08 loan balance was repaid in 2009.
3)  In a difficult year for the liquidity of customers, UTMD incurred less than $18 in bad debt write-offs from hospital bankruptcies, and simultaneously reduced its year-end aged over-90 days A/R balances to 2.0% of total receivables.

Financial ratios as of December 31, 2009 which may be of interest to shareholders follow:
1)  Current Ratio = 14.9
2)  Days in Receivables (based on 4Q sales activity) = 43
3)  Average Inventory Turns (based on 2009 CGS) = 3.6
4)  2009 ROE = 8% (after subtracting dividends); 17% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2009	4Q 2008	Percent Change
Net Sales	$6,493	$6,596	(1.6%)
Gross Profit	3,455	3,410	+1.3%
Operating Income	2,376	2,210	+7.5%
Income Before Tax	2,376	2,419	(1.8%)
Net Income	1,547	1,577	(1.9%)
Earnings Per Share	$0.424	$0.419	+1.3%
Shares Outstanding (diluted)	3,647	3,766

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2009	2008	Percent Change
Net Sales	$25,916	$27,782	(6.7%)
Gross Profit	13,789	15,018	(8.2%)
Operating Income	9,432	10,389	(9.2%)
Income Before Tax	9,580	10,777	(11.1%)
Net Income	6,258	7,205	(13.1%)
Earnings Per Share	$1.724	$1.858	(7.2%)
Shares Outstanding (diluted)	3,630	3,878

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2009	(unaudited) SEP 30, 2009	(audited) DEC 31, 2008
Assets
Cash & Investments	$19,255	$18,970	$16,025
Receivables, Net	3,157	3,183	3,517
Inventories	3,407	3,862	3,275
Other Current Assets	414	449	463
Total Current Assets	26,233	26,464	23,280
Property & Equipment, Net	8,133	8,317	8,127
Intangible Assets, Net	7,388	7,397	7,414
Total Assets	$41,754	$42,178	$38,821
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$ 1,497	$ 2,733	$ 1,503
Current Portion of Note Payable	264	262	265
Total Current Liabilities	1,761	2,995	1,768
Note Payable	1,403	1,465	1,828
Deferred Income Taxes	609	429	420
Stockholders’ Equity	37,981	37,289	34,805
Total Liabilities & Shareholders’ Equity	$41,754	$42,178	$38,821